Exhibit 10.1

EXECUTION COPY

THE MILLS CORPORATION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on September 13, 2006 and effective as of the 1st day of June 2006 (the “Effective Date”), by and between THE MILLS CORPORATION, a Delaware corporation (the “Company”), and RICHARD J. NADEAU (“Executive”).

Recitals

R-1 The Company is engaged directly and indirectly in the business of developing, constructing, leasing, financing and managing super regional value-oriented retail and entertainment-based shopping centers, malls, strip centers and other commercial properties.

R-2 Executive currently is employed by the Company in the capacity of Executive Vice President and Chief Financial Officer, and has considerable experience and an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and operations. The Company wishes to continue to employ Executive, and Executive wishes to accept continued employment with the Company, on the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally and equitably bound, hereby agree as follows:

1. Employment; Employment Period.

1.1 Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, all upon the terms and conditions set forth in this Agreement.

1.2 Employment Period. The term of Executive’s employment under this Agreement shall be the period commencing on the Effective Date and ending on December 31, 2007 (the “Employment Period”); provided that, commencing on January 1, 2008, and on each January 1 thereafter, the Employment Period shall automatically be extended for one (1) year unless either party has given written notice of non-renewal to the other party at least ninety (90) days prior to the then scheduled expiration of the Employment Period, and each such extension shall, ipso facto, become part of (and incorporated into) the Employment Period for all purposes of this Agreement; and provided, further, that Executive’s employment hereunder may be terminated prior to the end of the Employment Period as provided in Section 6 hereof. Notwithstanding anything in this Agreement to the contrary, upon a Change in Control (as defined in Section 7.1) of the Company, the term of Executive’s employment under this Agreement shall be the longer of the period commencing on the effective date of such Change in Control and ending on the second anniversary of the effective date of the Change in Control and the term that would otherwise apply pursuant to this Section 1.2, subject in any case to earlier termination of Executive’s employment pursuant to Section 6 hereof.

2. Duties. During the Employment Period, Executive shall be employed by the Company as an executive. Executive shall perform the customary duties of a Chief Financial Officer of a company such as the Company, along with such additional duties and responsibilities as are reasonably assigned to Executive by the Company in its sole discretion during the Employment Period.

3. Performance of Duties/Standard of Care. During the Employment Period, Executive shall act at all times in the best interests of the Company and diligently discharge his duties and responsibilities to the Company under this Agreement. Without limiting the generality of the foregoing, Executive shall at all times abide strictly by the policies of the Company including, without limitation, The Mills Corporation Code of Business Conduct and Ethics as it may be amended from time to time in the Company’s sole discretion (the “Code of Conduct”). Such duties shall be rendered at the principal office of the Company and Executive shall travel to other places as the interests, needs, business or opportunity of the Company shall require. During the Employment Period, Executive agrees to devote his full business time, attention and energies to the business of the Company and its subsidiaries and not to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage, except that Executive may serve in charitable or philanthropic capacities or positions and serve as a director of other companies which do not directly or indirectly compete with the Company with the prior consent of the Chief Executive Officer or President of the Company, in each case so long as such activities comply with the Code of Conduct, are not injurious to the Company and do not interfere with the performance of Executive’s duties hereunder. In connection with the performance of his duties hereunder, Executive shall at all times seek to exercise the highest degree of loyalty to the Company and shall comply with the highest standards of conduct in the performance of his duties. Subject to compliance with the Code of Conduct and the provisions of this Agreement, this Section 3 shall not be construed to prevent or prohibit Executive from managing his personal assets or investments as long as such activities do not interfere with the performance of Executive’s duties hereunder.

4. Compensation and Expenses.

4.1 Base Salary. The Company shall pay to Executive, during the Employment Period, an annual base salary (the “Base Salary”) in accordance with the Company’s normal payroll practice applicable to executives of the Company in the same or similar positions to that of Executive. Initially, the Base Salary shall be calculated at the rate of $465,000. The Base Salary shall be reviewed effective as of April 1, 2007 and at least annually thereafter for such adjustments as may be determined by the Executive Compensation Committee of the Board of Directors (the “Executive Compensation Committee”) to be appropriate; provided, however, that the Base Salary shall not be decreased below the amount set forth in this Section 4.1 except as part of a salary reduction program approved by the Board of Directors that is generally applicable to executives of the Company in the same or similar positions to that of Executive.

4.2 Annual Bonus Program.

(a) During each calendar year of the Employment Period, Executive will be eligible to participate in the Company’s annual short-term performance incentive plan applicable to executives in the same or similar positions to that of Executive, as such plan may exist from time to time (the “PIP”). The amount of Executive’s target annual bonus under the PIP for each calendar year during the Employment Period (each a “Target Annual Bonus”) shall be determined by the Executive Compensation Committee in its discretion; provided, however, that Executive’s Target Annual Bonus for the 2006 calendar year shall be at least $209,250. The amount of the actual annual bonus, if any, awarded to Executive under the PIP with respect to any calendar year during the Employment Period (each an “Annual Bonus Award”) shall be determined in accordance with the terms of the PIP as administered by the Executive Compensation Committee. All decisions regarding the criteria to be used to determine awards under the PIP (which may consist of both corporate and individual performance factors and metrics), the amount, if any, to be awarded to Executive under the PIP with respect to any calendar year during the Employment Period and interpretations of the terms of the PIP shall be made solely and exclusively by the Executive Compensation Committee in its discretion. The Company reserves the right to change, alter, or terminate the PIP at any time in its sole discretion; provided, that no such change, alteration or termination shall adversely affect Executive’s rights under this Agreement, or with respect to any Annual Bonus Award made prior to the date of such change, alteration or termination, without Executive’s prior written consent.

(b) Each Annual Bonus Award shall be paid to Executive in cash when the Company customarily pays annual bonus awards to other executives in the same or similar positions to that of Executive under the PIP; provided that payment shall in all event be made not later than the end of calendar year immediately following the annual performance period to which the bonus relates.

4.3 Long Term Incentive Plan. Executive will be eligible to participate in the Company’s long term incentive plan applicable to executives in the same or similar positions to that of Executive, as such plan may exist from time to time (the “LTIP”). Executive’s target LTIP award for any LTIP performance period during the Employment Period (each a “Target LTIP Award”) shall be determined by the Executive Compensation Committee in its discretion. The amount of the actual LTIP award, if any, made to Executive with respect to any LTIP performance period during the Employment Period (each an “LTIP Award”) shall be determined in accordance with the terms of the LTIP as administered by the Executive Compensation Committee. All decisions regarding the criteria to be used to determine LTIP Awards (which may consist of both corporate and individual performance factors and metrics), the actual amount of the LTIP Award, if any, with respect to any LTIP performance period during the Employment Period, the form of payment of such awards (which may be in cash, shares of Company Stock or a combination thereof, or any other medium chosen by the Executive Compensation Committee), and interpretations of the terms of the LTIP shall be made solely and exclusively by the Executive Compensation Committee in its discretion. The Company reserves the right to change, alter or terminate the LTIP at any time in its sole discretion; provided, that no such change, alteration or termination shall adversely affect Executive’s rights under this Agreement or under any LTIP Award made prior to the date of such change, alteration or termination. Payment shall be made as soon as practicable after completion of the performance period; provided that it shall in all events be made not later than the end of the calendar year immediately following the completion of such performance period.

4.4 Expense Reimbursement Policy. During the Employment Period, the Company shall reimburse Executive for all ordinary and reasonable business expenses paid by Executive in connection with the performance of his duties under this Agreement in accordance with and subject to the Company’s expense reimbursement policies then in effect for executives in the same or similar positions to that of Executive.

4.5 Special Performance Bonus. Executive shall be entitled to a one-time special performance bonus award of up to $465,000 payable on February 28, 2007 if Executive successfully achieves the performance objectives set forth on Schedule 1 attached hereto and incorporated herein by reference (the “Special Performance Bonus”). The actual amount of

Executive’s Special Performance Bonus shall be based on the evaluation of Executive’s performance against the performance objectives set forth on Schedule 1, which evaluation shall be done jointly by the Company’s Chief Executive Officer and the Executive Compensation Committee, with significant input from the Audit Committee. Notwithstanding anything contained hereinto to the contrary, the Special Performance Bonus shall be paid in full if, prior to February 28, 2007, Executive is terminated by the Company without Cause or Executive terminates his employment for Good Reason, with the Special Performance Bonus paid on the day Executive ceases to be employed.

5. Personnel Policies and Benefits.

5.1 Benefits Generally. During the Employment Period, Executive shall be entitled to participate in all benefit programs, policies or plans adopted by the Company and applicable to executives in the same or similar positions to that of Executive on the same basis as such other executives, as such programs, policies or plans may be interpreted, adopted, revised or terminated from time to time by the Company in its sole discretion. All matters of eligibility for coverage or benefits under any such benefit programs, policies or plans shall be determined in accordance with the provisions of the applicable program, policy or plan. The Company reserves the right to change, alter, interpret or terminate any such programs, policies or plans at any time in its sole discretion.

5.2 Personnel Policies. Except as otherwise provided herein, Executive’s employment shall be subject to the personnel policies that apply generally to the Company’s executives in the same or similar positions to that of Executive, as the same may be interpreted, adopted, revised or terminated from time to time during the Employment Period by the Company in its sole discretion.

6. Termination.

6.1 Payment of Accrued But Unpaid Amounts Upon Termination. Notwithstanding any provision in this Agreement to the contrary, in the event of termination of Executive’s employment for any reason during the Employment Period, Executive or his beneficiaries or estate (as provided in Section 10.2) shall be entitled to receive, in addition to any other payments or benefits required to be made or provided under the remaining provisions of this Article 6, within fourteen (14) days after the Effective Date of Termination (as defined below):

(a) any accrued but unpaid Base Salary for services rendered by Executive to the Company prior to the Effective Date of Termination;

(b) any earned but unpaid Annual Bonus Awards for calendar years that have ended prior to the Effective Date of Termination;

(c) reimbursement of any accrued but unpaid expenses required to be reimbursed under this Agreement that were incurred by Executive prior to the Effective Date of Termination;

(d) payment for any accrued but unpaid vacation time to the extent consistent with Company policy in effect as of the Effective Date of Termination; and

(e) any earned but unpaid LTIP Awards.

Except as specifically provided in this Agreement and under the terms of any incentive compensation and benefit plans in effect and applicable to Executive on the Effective Date of Termination, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit of the Company after such termination and all other obligations of the Company and rights of Executive under this Agreement shall terminate effective as of the Effective Date of Termination.

6.2 Termination Due to Death. Executive’s employment with the Company shall automatically terminate upon Executive’s death. From and after the date of death, the Company shall have no further obligation to pay any Base Salary to Executive. In the event of such termination:

(a) the entitlement of any beneficiary of Executive to benefits under any benefit program, policy or plan described in Section 5.1 hereof shall be determined in accordance with the provisions of such program, policy or plan;

(b) vesting and all other rights with respect to stock options and any other equity-based compensation awards not covered by Section 6.1 above (other than LTIP Awards) will be treated in accordance with the equity incentive plan under which the relevant grant was made and any applicable grant documents; provided, however, that Executive shall be considered for such purpose to have been employed at the end of the calendar year in which the termination occurred; and

(c) any LTIP Awards that are not covered by Section 6.1 above will be treated in accordance with the LTIP as then in effect.

6.3 Termination by the Company Due to Disability.

(a) If Executive becomes “Disabled” (as defined below) during the Employment Period, the Company shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive, which notice shall specify the Effective Date of Termination and which Effective Date of Termination shall be no less than thirty (30) calendar days after the date of such notice. From and after the Effective Date of Termination, the Company shall have no further obligation to pay any Base Salary to Executive. In the event of such termination:

(i) the entitlement of Executive to benefits under any benefit program, policy or plan described in Section 5.1 hereof shall be determined in accordance with the provisions of such program, policy or plan;

(ii) vesting and all other rights with respect to stock options and any other equity-based compensation awards not covered by Section 6.1 above (other than LTIP Awards) will be treated in accordance with the equity incentive plan under which the relevant grant was made and any applicable grant documents; provided, however that Executive shall be considered for such purpose to have been employed at the end of the calendar year in which the termination occurred; and

(iii) any LTIP Awards that are not covered by Section 6.1 above will be treated in accordance with the LTIP as then in effect.

(b) The term “Disabled” or “Disability” shall mean that (i) Executive has been unable, notwithstanding such reasonable accommodations as may be required by applicable law, to engage in the essential functions of his position with the Company due to a disability, as determined by the Company upon receipt of and in reliance on independent competent medical advice, for more than one hundred eighty (180) total calendar days during any period of twelve (12) consecutive months, or (ii) the Company has reasonably determined, upon receipt of and in reliance on independent competent medical advice, that Executive is unlikely to be able, notwithstanding such reasonable accommodations as may be required by applicable law, to engage in the essential functions of his position with the Company due to a disability for more than one hundred eighty (180) total calendar days during any period of twelve (12) consecutive months. With respect to Executive, the foregoing definition of Disability shall supersede the definition of Disability set forth in, and shall be used for purposes of, the Company’s 2004 Stock Incentive Plan, as it has been or may be amended from time to time (the “2004 Plan”), the Operating Guidelines for the Administration of Executive Long-Term Incentive Awards (“LTIP Guidelines”) and the Operating Guidelines for the Administration of Annual Incentive Awards (“PIP Guidelines”) and any awards or grants under the 2004 Plan, the LTIP Guidelines and the PIP Guidelines.

6.4 Voluntary Termination by Executive. Executive may terminate his employment at any time during the Employment Period without Good Reason (as defined in Section 6.7) by giving the Company written notice of Executive’s intent to terminate not less than ninety (90) calendar days before the effective date of such termination; provided, however, that the required notice period shall be reduced to forty-five (45) days in the event Executive’s voluntary termination is not for the purpose of taking alternative employment. Such written notice of termination shall state the Effective Date of Termination, which shall not be earlier than the last day of the applicable notice period set forth in the preceding sentence. From and after the Effective Date of Termination, the Company shall have no further obligation to pay any Base Salary to Executive. In the event of such termination:

(a) the entitlement of Executive to benefits under any benefit program, policy or plan described in Section 5.1 shall be determined in accordance with the provisions of such program, policy or plan;

(b) all unvested equity or equity-based compensation awards shall be forfeited by Executive; and

(c) any LTIP Awards that are not covered by Section 6.1 or Section 6.4(b) above will be treated in accordance with the LTIP as then in effect.

6.5 Termination by the Company without Cause.

(a) The Company may terminate Executive’s employment at any time during the Employment Period for reasons other than death, Disability or Cause by giving written notice to Executive, which notice shall specify the Effective Date of Termination and which Effective Date of Termination shall be no less than thirty (30) calendar days after the date of such notice. From and after the Effective Date of Termination, the Company shall have no further obligation to pay any Base Salary to Executive. In the event of such termination, except as provided in Section 6.8 with respect to termination within twenty-four (24) months after a Change in Control, Executive shall be entitled to the payments and benefits described in Section 6.5(b), contingent upon executing and returning to the Company (and not revoking) a release of claims in substantially the form attached hereto as Exhibit A within the time permitted by the Company (which permitted time period shall not be less than twenty-one (21) days).

(b) Within the later of (x) fifteen (15) days following the Effective Date of Termination and (y) eight (8) days after Executive provides an executed release of claims which he is obligated to deliver as described above, and as long as such release of claims is not revoked by Executive during the seven (7) day period following its execution by Executive), the Company shall pay to Executive a lump sum cash payment equal to (i) two (2) times the sum of (A) Executive’s Base Salary in effect as of the Effective Date of Termination and (B) Executive’s Target Annual Bonus for the year in which the termination occurs and (ii) a pro rata cash payment equal to Executive’s Target Annual Bonus for the year of termination based on service from commencement of the applicable bonus year through the Effective Date of Termination. In addition, vesting and all other rights with respect to stock options and other equity-based compensation awards not covered under Section 6.1 above (other than LTIP Awards) will be treated in accordance with the equity incentive plan under which the relevant grant was made and any applicable grant documents; provided, however, that Executive shall be considered for such purpose to have been employed at the end of the calendar year in which the termination occurred. Any LTIP Awards not covered by Section 6.1 above will be treated in accordance with the LTIP as then in effect. The entitlement of Executive to benefits under any benefit program, policy or plan described in Section 5.1 hereof shall be determined in accordance with the provisions of such program, policy or plan; provided, however, that, subject to the last sentence of this Section 6.5, the Company shall provide, at its expense, continued participation in any medical insurance and dental insurance plans in which Executive or his dependents participated as of the Effective Date of Termination for twenty-four (24) months following the Effective Date of Termination at the same coverage level as in effect as of the Effective Date of Termination, but subject to such modifications as shall be established for executives of the Company in the same or similar positions to that of Executive. As a condition to receiving such continued coverage, Executive may be required to elect continuation coverage under “COBRA” under the terms of the applicable plans, in which case the Company shall reimburse Executive for the cost of such continued coverage at the same coverage level as in effect as of the Effective Date of Termination subject to such modifications as shall be established for executives of the Company in the same or similar positions to that of Executive.

6.6 Termination by the Company for Cause.

(a) The Company may terminate Executive’s employment at any time during the Employment Period for “Cause,” which termination shall be effective immediately upon written notice to Executive.

(b) For purposes of this Agreement and notwithstanding any other provision of this Agreement, “Cause” shall mean any of the following: (i) Executive commits an act of fraud or embezzlement with respect to the Company or any of its affiliates; (ii) Executive is convicted of, or enters a plea of guilty or nolo contendere to, any felony; (iii) Executive commits any act of dishonesty, breach of fiduciary duty or misconduct (whether in connection with Executive’s responsibilities as an employee of the Company or otherwise) that, in the Company’s reasonable judgment, either (A) materially impairs the Company’s business, goodwill or reputation or (B) materially compromises Executive’s ability to perform Executive’s job duties or represent the Company with the public; (iv) Executive fails to substantially perform any of his duties hereunder (other than any such failure resulting from a material breach of this Agreement by the Company or the Disability of Executive) which failure continues for more than thirty (30) days after written notice by the Company; (v) such carelessness, lack of judgment, ineffectiveness or inefficiency in performance by Executive of his duties that Executive is determined by the Executive Compensation Committee to be unfit to continue in service; provided that Executive shall be given notice and an opportunity to cure unless the Executive Compensation Committee determines, in its sole discretion, not to provide Executive with notice and an opportunity to cure given the severity or frequency of the carelessness, lack of judgment, ineffectiveness or inefficiency; or (vi) Executive materially violates any provision of this Agreement. With respect to Executive, the foregoing definition of Cause shall supersede the definition of Cause set forth in, and shall be used for purposes of, the 2004 Plan, the LTIP Guidelines and the PIP Guidelines and any awards or grants under the 2004 Plan, the LTIP Guidelines and the PIP Guidelines.

(c) From and after the Effective Date of Termination, the Company shall have no further obligation to pay any Base Salary to Executive. In the event of such termination:

(i) the entitlement of Executive to benefits under any benefit program, policy or plan described in Section 5.1 shall be determined in accordance with the provisions of such program, policy or plan;

(ii) any unvested equity or equity-based compensation awards shall be forfeited by Executive; and

(iii) any LTIP Awards that are not covered by Section 6.1 or Section 6.6(c)(ii) above will be treated in accordance with the LTIP as then in effect.

6.7 Termination by Executive for Good Reason.

(a) Executive may terminate his employment hereunder at any time during the Employment Period for “Good Reason” (as hereinafter defined) by providing the Company with written notice of termination within ninety (90) days after Executive knows, or should have known, that an event constituting “Good Reason” has occurred. Such notice of termination shall state the Effective Date of Termination, which effective date shall not be less than thirty (30) days nor more than ninety (90) days after the date of such notice, except in the case of (i) any event described in subparagraph 6.7(b)(ii) below, in which case such termination shall be effective immediately upon delivery of such notice and (ii) any event described in subparagraph 6.7(b)(ix) below, in which case such termination shall be effective ninety (90) days after the date of such notice. If Executive terminates his employment under this Section 6.7 for Good Reason (a “Termination for Good Reason”), and a Change in Control has not occurred within the twenty-four (24) month period preceding the Effective Date of Termination, Executive shall receive the same payments and benefits Executive would be entitled to receive under Section 6.5 following a termination of employment by the Company without Cause, subject to providing a release of claims as described therein. If Executive terminates his employment under this Section 6.7 for Good Reason and a Change in Control has occurred within the twenty-four (24) month period preceding the Effective Date of Termination, Executive shall receive the payments and benefits described in Section 6.8.

(b) “Good Reason” shall mean the occurrence of any one or more of the following events without the express written consent of Executive; provided, however, that any of the events described in subparagraph 6.7(b)(ii) below shall only constitute Good Reason if the Company shall have failed to correct or remedy such event within thirty (30) days following receipt of written notice from Executive describing in reasonable detail such event and demanding correction or remedy; and provided further that any of the events described in subparagraphs (b)(vii), (b)(viii) and (b)(ix) below shall only be treated as a Good Reason event if such event occurs within twenty-four (24) months following a Change in Control:

(i) the relocation of Executive’s principal office to a location that is more than fifty (50) miles from the Company’s current or future Washington, D.C. area headquarters;

(ii) a failure by the Company to pay or provide for any earned Base Salary, earned Annual Bonus, earned LTIP Award or any other material earned compensation or benefits required to be paid or provided for under this Agreement, in each case when due;

(iii) a reduction by the Company in Executive’s Base Salary except as part of a salary reduction program approved by the Board of Directors that is generally applicable to executives of the Company in the same or similar positions to that of Executive;

(iv) except as part of a benefit reduction program approved by the Board of Directors that is generally applicable to executives of the Company in the same or similar positions to that of Executive, a material reduction in the terms of Executive’s eligibility for benefits under any of the Company’s incentive compensation plans or health or welfare benefit plans from the terms that were in effect on the Effective Date or a material modification to, or termination of, any such plans as such plans were in effect on the Effective Date (the “Existing Plans”) without replacement of such modified or terminated plans with one or more plans offering to Executive eligibility for benefits at least as favorable to Executive as those offered by the Existing Plans;

(v) a material diminution in Executive’s responsibilities or position not related to Executive’s individual performance or as a result of any organizational change or restructuring approved by the Board of Directors that involves two or more employees;

(vi) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and perform the obligations of the Company hereunder, as contemplated by Section 10.1;

(vii) the assignment to Executive of duties materially inconsistent with Executive’s authorities, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of the Company (or its successor), or a material reduction or alteration in the nature or status of Executive’s authority, duties or responsibilities from those in effect immediately prior to the effective date of the Change in Control;

(viii) a reduction by the Company (or its successor) in Executive’s Base Salary from the Base Salary that was in effect with respect to Executive immediately prior to the effective date of the Change in Control or a material reduction in the terms of Executive’s eligibility for benefits under any of the Company’s incentive compensation plans or health or welfare benefit plans from the terms that were in effect immediately prior to the effective date of the Change in Control or a material modification to, or termination of, any such plans as such plans were in effect immediately prior to the effective date of the Change in Control (the “Pre-Change in

Control Existing Plans”) without replacement of such modified or terminated plans with one or more plans offering to Executive eligibility for benefits at least as favorable to Executive as those offered by the Pre-Change in Control Existing Plans; or

(ix) if the Company’s common stock ceases to be registered under the Securities Exchange Act of 1934, as amended.

Executive shall also be entitled to voluntarily terminate his employment with the Company for any reason by giving not less than five (5) days’ advance written notice to the Company of his intention to terminate his employment within the thirty (30)-day period commencing on the first anniversary of the effective date of a Change in Control of the Company and any such termination shall be considered a termination for Good Reason after a Change in Control for purposes of this Agreement. The continued employment of Executive after an event constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason, until the passage of ninety (90) days after Executive knew or should have known that an event constituting Good Reason has occurred without delivery by Executive of a written notice of termination for Good Reason, as provided above. With respect to Executive, the foregoing definition of Good Reason shall supersede the definition of Good Reason set forth in, and shall be used for purposes of, the 2004 Plan, the LTIP Guidelines and the PIP Guidelines and any awards or grants under the 2004 Plan, the LTIP Guidelines and the PIP Guidelines.

6.8 Termination after a Change in Control.

(a) If during the Employment Period (i) the Company terminates Executive’s employment for reasons other than death, Disability or Cause or (ii) Executive timely terminates his employment for Good Reason, and either (i) or (ii) occurs within twenty-four (24) months after a Change in Control, then, from and after the Effective Date of Termination, the Company shall have no further obligation to pay any Base Salary to Executive and, in lieu of any severance amounts payable under Section 6.5 or 6.7, whichever would otherwise apply, Executive shall be entitled to the payments and benefits described in paragraph (b) below, contingent upon executing and returning to the Company (and not revoking) a release of claims in substantially the form attached hereto as Exhibit A within the time permitted by the Company (which permitted time period shall not be less than twenty-one (21) days).

(b) Within the later of (x) fifteen (15) days following the Effective Date of Termination and (y) eight (8) days after Executive provides an executed release of claims as described above, as long as such release of claims is not revoked by Executive during the seven (7) day period following its execution by Executive), the Company shall pay to Executive a lump sum cash payment equal to (i) two (2) times the sum of (A) Executive’s Base Salary in effect as of the Effective Date of Termination and (B) Executive’s Target Annual Bonus for the year in which the termination occurs and (ii) a pro rata cash payment equal to Executive’s Target Annual Bonus for the year of termination based on service from the commencement of the applicable bonus year through the Effective Date of Termination. In addition, vesting and all other rights with respect to stock options and other equity-based compensation awards not covered by Section 6.1 above (other than LTIP Awards) will be treated in accordance with the equity incentive plan under which the relevant grant was made and any applicable grant agreements; provided, however, that Executive shall be considered for such purpose to have been employed at the end of the calendar year in which the termination occurred. Any LTIP Awards not covered by Section 6.1 hereof will be treated in accordance with the LTIP as then in effect; provided that if the Company terminates Executive’s employment for reasons other than death,

Disability or Cause or Executive timely terminates his employment for Good Reason, and such termination occurs during the Employment Period and within twenty-four (24) months after a Change in Control, notwithstanding Section VI.D. of the LTIP Guidelines currently in effect (or any comparable provisions in any subsequently adopted LTIP Guidelines), Executive will be entitled to payment of the full amount (without pro ration) of any unvested LTIP Awards that have been made to Executive for any Performance Period that has commenced, payable in cash and/or equity, as previously determined by the Executive Compensation Committee with respect to the applicable Performance Period, calculated in accordance with the LTIP Guidelines; provided that for purposes of calculating the LTIP Award for any Performance Period that has commenced (1) for any completed calendar year in which actual performance by the Company and/or Executive against corporate Performance Targets (as defined in the LTIP Guidelines) or individual performance goals, as applicable, has been measured, and such measurement has been ratified by the Company’s Executive Compensation Committee prior to the effective date of the Change in Control, such measurement shall be used and (2) for any calendar year in which actual performance by the Company and/or Executive against corporate Performance Targets or individual performance goals has not yet been so measured and ratified by the Executive Compensation Committee prior to the effective date of the Change in Control, such corporate Performance Targets and individual performance goals shall be either (x) deemed 100% satisfied or (y) measured against actual performance by the Company and/or the Employee against corporate Performance Targets or individual performance goals, as applicable, whichever is greater, which LTIP Awards shall be payable in accordance with the terms of the original grant agreement, if any, and otherwise in accordance with the LTIP Guidelines in effect for such Performance Period. The entitlement of Executive to benefits under any benefit program, policy or plan described in Section 5.1 shall be determined in accordance with the provisions of such program, policy or plan; provided, however, that, subject to the last sentence of Section 6.5, the Company shall provide, at its expense, continued participation in any medical insurance and dental insurance plans in which Executive or his dependents participated as of the Effective Date of Termination for twenty-four (24) months following the Effective Date of Termination, as described in Section 6.5.

6.9 Effective Date of Termination. For purposes of this Agreement, the Effective Date of Termination shall mean: in the event of (a) Executive’s death, his date of death; (b) Executive’s Disability, the date specified in the written notice of termination provided for in Section 6.3(a); (c) termination of Executive’s employment without Cause, the date specified in the Company’s notice of termination provided for in Section 6.5; (d) termination of Executive’s employment for Cause, the date on which written notice of termination is delivered to Executive as provided in Section 6.6(a); (e) termination of Executive’s employment for Good Reason, the date specified by Executive in his written notice of termination as provided for in Section 6.7(a); (f) voluntary termination by Executive pursuant to Section 6.4, the date specified by Executive in his written notice of termination provided for in Section 6.4 and (g) either party giving written notice of non-renewal in accordance with Section 1.2, the date of expiration of the Employment Period.

6.10 Termination by Mutual Consent; Expiration of Term. If at any time during the Employment Period, the parties by mutual consent decide to terminate Executive’s employment or this Agreement on a basis other than that set forth in this Agreement, they shall do so only by separate written agreement setting forth the terms and conditions of such termination.

6.11 Cooperation with the Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall cooperate with the Company in all matters relating to any litigation in which the Company is or becomes involved or any investigation of the Company or its affairs by a governmental agency or a Committee of the Company’s Board of Directors, and in the winding up of his pending work on behalf of the Company, including, but not limited to, the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company agrees to reimburse Executive for any time and reasonable out-of-pocket expenses he incurs in performing any work on behalf of the Company following the termination of his employment.

6.12 Company Right to Recover Severance Payments. Executive hereby agrees that, if it is ever determined by the Board of Directors, as recommended by the Audit Committee of the Company, that actions by the Executive have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission, gross misconduct, breach of fiduciary duty to the Company, or fraud, then the Company, or its successor, as appropriate, may recover all of any award or payment made to Executive, less the amount of any net tax owed by the Executive with respect to such award or payment over the tax benefit to the Executive from the repayment or return of the award or payment, pursuant to Section 6.5 (“Termination by the Company without Cause”), 6.7 (“Termination by Executive for Good Reason”) or 6.8 (“Termination After a Change in Control”), and Executive agrees to repay and return such awards and amounts to the Company within 30 calendar days of receiving notice from the Company that the Board of Directors has made the determination referenced above and accordingly the Company is demanding repayment pursuant to this Section 6.12. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.

6.13 Compliance with Code Section 409A. The Company and Executive agree to execute any reasonable amendments to this Agreement as may be necessary to ensure compliance with Section 409A of the Code.

7. Change in Control.

7.1 Definition of “Change in Control.” A “Change in Control” of the Company shall be deemed to have occurred as of the first day on which any one or more of the following conditions shall have been satisfied:

(a) The acquisition of beneficial ownership, as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in a single transaction or series of related transactions (by tender offer or otherwise), of more than fifty percent (50%) of the voting securities of the Company by a single person or entity (other than the Company) or “group” within the meaning of Section 13(d)(3) of the Exchange Act, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof; or

(b) There shall be consummated any consolidation, merger, business combination or reorganization involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Company (or such other surviving corporation); or

(c) The individuals who constituted the Company’s Board of Directors as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors of the Company; provided, however, that individuals whose election, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the persons then comprising the Incumbent Board shall be considered, for purposes of this Agreement, members of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “election contest” (as described in Rule 14a-11 promulgated under the Exchange Act) (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Company’s Board of Directors (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(d) There shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (on a consolidated basis) to a party which is not a direct or indirect wholly-owned subsidiary of the Company, including, without limitation, any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (on a consolidated basis) that includes the assets of The Mills Limited Partnership, a Delaware limited partnership (the “Operating Partnership”); or

(e) The Company (or its successor) no longer serves as the sole general partner of the Operating Partnership other than as a result of (i) the merger of the Operating Partnership with the Company or a subsidiary of the Company, (ii) the redemption of all limited partnership interests in the Operating Partnership by the Operating Partnership or the purchase of all such limited partnership interests by the Company, or (iii) the liquidation, dissolution or winding up of the Operating Partnership.

Notwithstanding anything in this Agreement to the contrary, a Change in Control shall be deemed not to have occurred with respect to Executive (a) if Executive is involved as an officer, director, employee, agent, finder, consultant, partner, investor, creditor or principal, or in any other individual or representative capacity whatsoever, with an entity that acquires an interest in the Company in a transaction that otherwise would constitute a Change in Control and, pursuant to a written or unwritten agreement or understanding with such entity entered into prior to or in connection with such transaction (a “Change in Control Agreement”), Executive receives or has the right to receive a material economic benefit as a result of or in connection with such transaction (other than compensation granted or awarded to Executive by the Company in the ordinary course of business consistent with past practice pursuant to this Agreement or solely as a result of his then-current ownership interest in the Company), or (b) if any of the foregoing transactions occurs with any employee benefit plan of the Company or with any trustee or fiduciary or committee of any employee benefit plan of the Company, any affiliate of the Company, any direct or indirect wholly-owned subsidiary of the Company, or any entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company prior to the event that would otherwise constitute a Change in Control. For purposes of this Section 7.1, a “material economic benefit” shall mean any compensation, payment, beneficial ownership interest in the Company or another entity that is party to any of the foregoing transactions, or other economic benefit (other than compensation granted or awarded to Executive by the Company in the ordinary course of business consistent with past practice pursuant to this Agreement or solely as a result of his then-current ownership interest in the Company) that has a value equal to or greater than forty percent (40%) of Executive’s Base Salary in effect as of the effective date of the Change in Control; provided, however, that if this Agreement is terminated as a result of or in connection with such transaction, the amount of compensation paid or payable pursuant to this Agreement shall be deducted from any compensation paid or payable pursuant to a Change in Control Agreement in calculating whether Executive receives or has the right to receive a material economic benefit as a result of or in connection with such transaction. With respect to Executive, the foregoing definition of Change in Control shall supersede the definition of Change in Control set forth in, and shall be used for purposes of, the 2004 Plan, the LTIP Guidelines and the PIP Guidelines and any awards or grants under the 2004 Plan, the LTIP Guidelines and the PIP Guidelines.

8. Confidentiality and Non-competition.

8.1 Post-Employment Obligations.

(a) Unless Executive obtains the prior written approval of the Company, Executive shall not, at any time during the Employment Period or at any time during an applicable Non-Compete Period (as defined below), directly or indirectly, engage either individually or as an officer, director, employee, agent, consultant, partner, investor (excluding passive investments in voting securities of a publicly traded entity aggregating less than five percent (5%) of any such entity’s total outstanding voting securities), creditor, principal or otherwise, (i) in the predevelopment, development, redevelopment, operation, management or leasing of any type of retail or entertainment-based shopping centers, malls, strip centers or other similar commercial properties, (ii) in the provision of related services or (iii) in any other businesses then carried on by the Company in which Executive was involved during the Employment Period, in each such instance noted above, in any way that would compete with the business activities then carried on by the Company; provided, however, that retail or entertainment-based shopping centers, malls, strip centers or other commercial properties with an aggregate square footage of less than 250,000 square feet shall be deemed not to compete with the business activities of the Company for purposes of this Section 8.1(a). For purposes of this Section 8.1(a), the term “Non-Compete Period” shall mean (Y) in the event that Executive’s employment with the Company is terminated by the Company without Cause or by Executive with Good Reason and a Change in Control has not occurred within the twenty-four (24) month period preceding the Effective Date of Termination, the period beginning on the Effective Date of Termination and ending on the first anniversary of the Effective Date of Termination, and (Z) in the event that Executive’s employment with the Company is terminated by the Executive voluntarily pursuant to Section 6.4 hereof, the period beginning on the Effective Date of Termination and ending on the date that is one hundred twenty (120) days after the Effective Date of Termination; provided that there shall be no Non-Compete Period in the event that, within the twenty-four (24) month period following a Change in Control, Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason or the Executive voluntarily terminates his employment with the Company. Any Non-Compete Period in effect upon the occurrence of a Change in Control shall end as of the effective date of such Change in Control.

(b) Unless Executive obtains the prior written approval of the Company, Executive shall not, at any time during the Employment Period and for a period of twenty-four (24) months following the termination of Executive’s employment with the Company for any reason, whether voluntary or involuntary, or whether due to the expiration, non-renewal or termination of this Agreement, directly or indirectly, cause, solicit, entice or induce any employee of the Company or any employee of any affiliate of the Company to leave the employ of the Company or such affiliate, to interfere in any manner with the business of the Company or any such affiliate or to accept employment with, or compensation from, Executive or any other person, entity or business.

8.2 Confidentiality Covenants.

(a) Executive acknowledges that, in the course of his employment with the Company, the Company has provided and will provide Executive with, and Executive has had and will have access to, material, non-public information and other materials and information that constitute trade secrets or other intellectual property or proprietary material of the Company and its affiliates (“Proprietary Property”). Such Proprietary Property includes, but is not limited to, information (regardless of the form or medium in which such information is stored or contained) regarding the operations, markets, structure, project development or redevelopment activities or plans, business opportunities, acquisition activities or plans, processes, techniques, technologies, promotional or marketing plans, strategies, forecasts, new products or services, systems, financial information, budgets, projections, licenses, prices, costs, or employees of the Company or any affiliate of the Company and/or their clients, tenants, prospective clients or prospective tenants or the identity of, or the Company’s or any affiliate of the Company’s relationship with, its clients, tenants, prospective clients, prospective tenants, subcontractors or vendors, including but not limited to technical data, drawings, specifications, trade secrets, databases, proprietary software, works of authorship, designs, research and development, ideas, concepts, improvements, inventions, theories, formulas, plans, policies, procedures and other innovations and all other information and materials developed, conceived, made or reduced to practice by Executive or other employees of the Company or its affiliates in connection with their activities for or on behalf of the Company or its affiliates and/or developed through the use of the Company’s or any affiliate of the Company’s resources, including trademarks, copyrights and other intellectual property, whether or not any of the foregoing is patentable or copyrightable, and any other information learned by Executive in the course of Executive’s employment with the Company. Such Proprietary Property shall be the sole and exclusive property of the Company and its affiliates. Executive shall have no right, title or interest in and to the Proprietary Property and hereby assigns to the Company any rights Executive may have or acquire in the Proprietary Property.

(b) Executive covenants and agrees to hold the Proprietary Property in the strictest confidence and not to during the Employment Period or at any time thereafter directly or indirectly, (i) communicate, disclose or divulge to any other person or entity any Proprietary Property or any information in any way relating to the Proprietary Property other than in connection with the performance of Executive’s duties for the Company under this Agreement or (ii) use for the benefit of Executive or any other person or entity (other than the Company and its affiliates), or to the disadvantage of the Company and its affiliates, the Proprietary Property or any information in any way relating to the Proprietary Property.

(c) Notwithstanding anything herein to the contrary, (i) any disclosure of Proprietary Property made by Executive pursuant to valid legal process (including, but not limited to, a subpoena or court order) shall not be considered a violation of this Section 8.2 so long as Executive has promptly notified the Company of his receipt of such process and provided the Company with an opportunity to contest the validity of the process; and (ii) the term “Proprietary Property” shall not include any information that becomes public by any means other than a breach by Executive of this Agreement or is rightfully disclosed to Executive by a third party without restriction and not in violation of any duty of confidentiality owed to the Company.

(d) Executive agrees that Executive will not, during Executive’s employment with the Company, improperly use or disclose any proprietary or confidential information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of the Company any unpublished document or proprietary or confidential information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(e) Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or use it except as necessary in carrying out Executive’s work for the Company consistent with the Company’s agreement with such third party.

(f) Executive will obtain the written approval of the Senior Vice President, Marketing of the Company before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Executive’s work at the Company and/or incorporates any Proprietary Property.

8.3 Covenants Concerning Return of Company Property. Upon demand by the Company and/or upon termination of Executive’s employment with the Company for any reason, whether voluntary or involuntary or whether due to the expiration, non-renewal or termination of this Agreement, Executive shall promptly deliver to the Company (and not keep in Executive’s possession, recreate or deliver to anyone else) all Proprietary Property (in any format whatsoever) and all other property and materials belonging to the Company, including, without limitation, all lists of and information pertaining to the Company’s clients, tenants, prospective clients, prospective tenants, subcontractors and vendors and any work product developed by Executive pursuant to or in connection with Executive’s employment with the Company or otherwise belonging to the Company, but excluding materials distributed to employees of the Company generally and relating to Executive’s rights and obligations as an employee of the Company. Upon termination of Executive’s employment by the Company or Executive or in the event the Company or Executive delivers a notice of non-renewal in accordance with Section 1.2 hereof, on the Effective Date of Termination Executive shall deliver to the Company a Termination Certification substantially in the form of Exhibit C attached hereto duly executed by Executive and dated as of the Effective Date of Termination.

8.4 Certain Acknowledgments. Executive acknowledges and agrees that:

(a) As a key management person, Executive is involved, on a high level, in the development, implementation and management of the Company’s development strategies and plans. By virtue of Executive’s unique and sensitive position and special background, employment of Executive by a competitor of the Company at any time while the covenants set forth in Section 8.1 are in effect represents a serious competitive danger to the Company, and the use of Executive’s talent and knowledge and information about the Company’s business strategies can and would constitute a valuable competitive advantage over the Company;

(b) Enforcement of the covenants set forth in this Section 8 hereof will not prevent Executive from earning a living in the real estate industry;

(c) The Company has made or will make a substantial investment in Executive and the Company’s business;

(d) The restrictions provided in this Section 8 are reasonable, proper and necessary for the Company’s protection; and

(e) This Agreement is not intended to restrict Executive from performing work in a role that does not compete with the then-current business of the Company.

8.5 Enforcement and Remedies.

(a) If a court of competent jurisdiction finds Section 8, or any of its restrictions, to be ambiguous, unenforceable and/or invalid, Executive and the Company agree that such court shall (i) in the case of ambiguity, read Section 8 as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law for the protection of the Company’s business interests; and (ii) in the case of unenforceability or invalidity, eliminate such enforceable or invalid provisions from this Agreement to the extent necessary to permit the remaining provisions to be enforced to the maximum extent permitted for the protection of the Company’s business interests.

(b) Executive acknowledges that it may be impossible to assess the monetary damages incurred by his violation of this Section 8, or any of its terms, and that any threatened or actual violation or breach of this Section 8, or any of its terms, will constitute immediate and irreparable injury to the Company. Executive expressly agrees that, in addition to any and all other damages and remedies available to the Company as a result of Executive’s breach of Section 8, the Company shall be entitled to an injunction restraining Executive from violating or breaching Section 8 or any of its terms.

(c) If the Company is successful in whole or part in any legal or equitable action against Executive under this Section 8, the Company shall be entitled to reimbursement from Executive of all costs, including reasonable attorney’s fees, incurred by the Company in connection with such legal or equitable action.

8.6 Mutual Non-Disparagement. Executive shall not, at any time during or after the Employment Period, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks (including without limitation, the repetition or distribution of derogatory rumors, allegations, or negative or unfavorable reports or comments) regarding the Company or any of its affiliates or any members of their respective managements or the business affairs or performance of the Company or any of its affiliates or any of the respective managements. The Company shall not at any time during or after the Employment Period make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks regarding Executive or his performance to anyone who is not an officer, director or employee of the Company or any of its affiliates. For purposes of this Section 8.6, a statement or remark shall be deemed to have been made by the Company only if it is made or authorized by a member of the Board of Directors or executive management of the Company. Nothing in this Section 8.6 shall be construed to limit any person’s ability to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena or court order.

8.7 Publication of this Agreement to Subsequent Employers or Business Associates. Executive agrees that, if Executive is offered employment or the opportunity to enter into any business venture as an owner, partner, consultant or in any other capacity in the businesses or industries covered by Section 8 of this Agreement while the restrictions described in Section 8 of this Agreement are in effect, Executive will inform the offeror of the existence of

Section 8 of this Agreement and provide the offeror with a copy thereof. Executive authorizes the Company to provide a copy of relevant provisions of this Agreement to any of the persons or entities described herein and to make such persons aware of Executive’s obligations under this Section 8.

8.8 Employee Inventions Agreement. As a condition to effectiveness of the Company’s obligations under this Agreement, Executive shall have duly executed and delivered to the Company, on or prior to the Effective Date, an Employee Inventions Agreement substantially in the form of Exhibit B attached hereto, the terms of which are hereby incorporated by reference into, and shall be deemed a part of, this Section 8.

9. Director’s and Officer’s Liability Insurance. The Company shall, at its sole cost and expense, provide Executive with director’s and officer’s liability insurance coverage with respect to services rendered during the Employment Period in an amount not less than $10,000,000.

10. Assignment.

10.1 Assignment by the Company. This Agreement may, and shall be, assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes for the “Company” under the terms of this Agreement (other than for the purpose of determining whether a Change in Control has occurred under Section 7.1). Notwithstanding such assignment, the Company (if it survives) shall remain, with such successor, jointly and severally liable for all its obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned by the Company.

10.2 Assignment by Executive. The services to be provided by Executive to the Company pursuant to this Agreement are personal to Executive, and Executive’s duties may not be assigned by Executive; provided, however, that this Agreement shall inure to the benefit of and shall be enforceable by Executive’s personal or legal representatives, executors and administrators, heirs, distributees, devisees and legatees. Unless otherwise required by law, if Executive dies while any amounts payable to Executive hereunder remain outstanding, all such amounts shall be paid in accordance with the terms of this Agreement to the beneficiary designated in writing to the Company prior to his death or if Executive has not designated a beneficiary or the designated beneficiary does not survive Executive, to Executive’s estate.

11. Arbitration.

11.1 Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, with the exception of Section 8, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities and uncertainty. The parties agree that any dispute between the parties arising out of or relating to Executive’s employment, or to the negotiation, execution, interpretation, performance or termination of this Agreement, whether that dispute arises during or after employment and whether the dispute derives in contract, tort, statute or otherwise, with the exception of any dispute arising out of or related to Section 8, shall be resolved by arbitration in the Washington, D.C. metropolitan area before one neutral arbitrator, which arbitration shall be conducted in accordance with the National Employment Arbitration Rules of the American Arbitration Association (“AAA”), as modified by the provisions of this

Section 11. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.

11.2 Arbitrator’s Authority. Except as provided in Section 12.4 hereof, in reaching his or her decision, the arbitrator shall have no authority to add to, detract from or otherwise modify any provision of this Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

11.3 Effect of Arbitrator’s Decision: Arbitrator’s Fees. The decision of the arbitrator shall be final and binding on the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. If the Company initiates the arbitration, then it shall pay AAA’s administrative fees. If Executive initiates the arbitration, then Executive shall pay up to the first $150.00 of AAA’s administrative fees (representing the current federal court filing fee) and the Company shall pay the remainder. Each side shall pay its own legal fees and expenses, although the arbitrator shall have the discretion to award reasonable legal fees and expenses to a prevailing party or as provided by any applicable substantive law. The fees and expenses of the arbitrator shall be paid completely by the Company to AAA, which shall disburse the fees to the arbitrator without identifying which party paid the fees.

11.4 Indemnification. If either party breaches this arbitration agreement and attempts to resolve in court claims covered by this provision, the litigating party agrees to indemnify the other party for all its reasonable legal costs and attorney’s fees incurred to defend such action in court and to enforce the provisions of the arbitration clause.

11.5 Continuing Nature of Agreement to Arbitrate. The parties acknowledge and agree that their obligations under this arbitration agreement survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company.

12. General Provisions.

12.1 Notice. Any notice required or permitted hereunder shall be made in writing (a) by actual delivery of the notice into the hands of the party thereunder entitled, (b) by the mailing of the notice by first class mail, certified or registered mail, return receipt requested, all postage prepaid or (c) by nationally recognized overnight delivery service and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

To the Company:	The Mills Corporation
1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
Attn: Chief Executive Officer

with copies to:	The Mills Corporation
1300 Wilson Boulevard, Suite 400
Arlington, Virginia 22209
Attn: General Counsel

and

Karen A. Dewis, Esquire
McDermott, Will & Emery
600 13th Street, NW
Washington, DC 20005

To Executive:	Richard J. Nadeau
1910 Ballycor Dr.
Vienna, VA 22182-1984

The notice shall be deemed to be received in case (a) on the date of its actual receipt by the party entitled thereto, in case (b) on the third business day following the date of its mailing and in case (c) on the next business day following the date of its delivery to such nationally recognized overnight delivery service.

12.2 Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon (a) the Company unless made in writing and signed by a duly authorized officer of the Company or (b) Executive unless made in writing and signed by him.

12.3 Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

12.4 Severability. If any provision or portion of this Agreement, with the exception of Sections 1, 2 and 4, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

12.5 Tax Withholding. The Company may withhold from any payments to Executive under this Agreement all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

12.6 Governing Law. To the extent not preempted by Federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the internal substantive laws of the State of Delaware, without regard to its conflict-of-laws or choice-of-law principles.

12.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, contains all of the terms agreed upon by the Company and Executive with respect to the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, arrangements and communications between the parties dealing with the subject matter hereof, whether oral or written. To the extent this Agreement conflicts with any terms, conditions or agreements set forth in any Company plan, policy or manual, the terms of this Agreement shall govern.

12.8 Headings. Numbers and titles to paragraphs and sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

12.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be and constitute one and the same instrument.

12.10 Survival beyond Termination. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations contained in Sections 6, 8, 11 and 12.5 shall survive termination of Executive’s employment, whether voluntary or involuntary and whether due to the expiration, non-renewal or termination of this Agreement, and be binding regardless of the reason for termination of employment. Executive covenants that if Executive should ever seek to avoid his obligations under Section 6.11, Section 8, Section 11 or Section 12.5 because Executive contends that such restrictions are unenforceable as written for any reason, Executive shall provide notice to the Company in accordance with the provisions of Section 12.1 of this Agreement setting forth in detail the reasons that Executive believes such restrictions to be unenforceable.

12.11 Knowing and Voluntary Execution. Each of the parties hereto has carefully read and considered all of the terms of this Agreement, including Section 8 and the restrictions contained in it. Each of the parties has freely, willing and knowingly entered into this Agreement with the intent to be bound by it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first written above.

The Company:	THE MILLS CORPORATION
a Delaware corporation

	By:	/s/ Mark S. Ordan

Chief Operating Officer

Executive:

/s/ Richard J. Nadeau
Richard J. Nadeau

EXHIBIT A

FORM OF GENERAL RELEASE

1. Parties. This General Release (“General Release”) is made by                                  for himself and his family, heirs, executors, administrators, personal and legal representatives and their respective successors and assigns (“Executive”), for the benefit of The Mills Corporation (the “Company”), and its subsidiaries and affiliated companies, and their current or former directors, officers, employees, shareholders or agents (together with the Company, the “Released Parties”).

2. Separation Benefits. If Executive signs and does not revoke this General Release, he or she will receive the benefits specified in Section 6.5, 6.7, or 6.8, as applicable, in the Employment Agreement by and between the Company and the Executive dated                          (the “Separation Benefits”).

3. General Release. In exchange for the benefits described in Paragraph 2 above, Executive does hereby release and forever discharge the Released Parties from any and all actions, causes of action, suits, controversies, claims, liabilities and demands whatsoever, for or by reason of any matter, cause, or thing whatsoever, whether known or unknown, that Executive has or may have against the Released Parties, arising under or in connection with Executive’s employment or termination thereof, as of the date he signs this General Release, including, but not limited to, any and all claims that the Released Parties:

• violated Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”), the Civil Rights Act of 1991, the Americans with Disabilities Act, or the Family and Medical Leave Act, or discriminated against Executive on the basis of any other status protected by local, state, or federal common laws, statutes, constitutions, regulations, ordinances, or executive orders;

• violated the Company’s personnel policies, procedures, any covenant of good faith and fair dealing, or any express or implied contract of any kind; or

• violated public policy, statutory, or common law, including claims for: any tort, personal injury; invasion of privacy; wrongful discharge, intentional infliction of emotional distress, intentional interference with contract; negligence; or detrimental reliance.

4. Exclusions From General Release. Excluded from the release above are any claims or rights that cannot be waived by law, including Executive’s right to file a charge with an administrative agency or to participate in any agency investigation. Executive is, however, waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency. Also excluded from the General Release are: (a) any indemnification protection afforded to Executive pursuant to the Company’s Certificate of Incorporation or Bylaws; (b) any rights or claims that may arise as a result of events occurring after the date this General Release is executed; (c) any claims for benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms; and (d) any claims by Executive solely in his or her capacity as a stockholder of the Company or a holder of units of the Mills Limited Partnership, a Delaware limited partnership.

5. Covenant Not To Sue. A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court, or otherwise sue the Released Parties in any forum. It is different from the General Release of claims contained in Paragraph 3 above. In addition to waiving and releasing the claims covered by Paragraph 3, Executive further agrees that he will never individually or with any other person file, or commence the filing of, any lawsuits, complaints or proceedings of any kind with any state or federal court against the Released Parties with respect to the matters covered by the General Release in Paragraph 3. Notwithstanding this Covenant Not to Sue, Executive may bring a claim against the Released Parties to enforce this General Release, or to challenge the validity of this General Release under the ADEA.

Executive further represents that he has not assigned to any party any rights with respect to any actions, causes of action, suits, controversies, claims, liabilities or demands released by Executive pursuant to Paragraph 3 above.

6. Revocation Period. Executive will have seven days after he signs this General Release to revoke it if Executive so desires. Any revocation must be transmitted in writing to Michael Rodis, SVP Human Resources, The Mills Corporation, 1300 Wilson Boulevard, Suite 400, Arlington, VA 22209, in a manner to be received within the seven day revocation period. This General Release will not be effective or enforceable until the seven day revocation period has expired without Executive revoking it.

7. Executive Acknowledgments. Executive hereby acknowledges that (a) Executive has read this General Release, understands all of its terms, and executes it knowingly and voluntarily, with full knowledge of its significance and the consequences thereof; and (b) some or all of the Separation Benefits exceed the benefits that Executive would otherwise be entitled to upon separation of employment.

8. Governing Law. Executive acknowledges that this General Release will be governed by and construed and enforced in accordance with the laws of the State of Delaware, to the extent not preempted by Federal law, and without regard to the conflict or choice of law provisions thereof.

Executive Name
, 200

EXHIBIT B

EMPLOYEE INVENTIONS AGREEMENT

As a condition of my employment with The Mills Corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Inventions

(a) Without further consideration, I agree to promptly disclose to the Company (during the period of my employment with the Company and for one year thereafter) and to hold in trust for the sole benefit of the Company and do hereby assign and agree to assign to the Company or its designee, my entire right, title and interest in and to all inventions, discoveries, formulae, processes, systems, methods of operation, improvements, developments, ideas, concepts, designs, work of authorship, Internet domain names, tradenames, trademarks, programs, source codes and related documentation (whether or not patentable or copyrightable) (collectively the “Intellectual Property”), including, without limitation, all rights to obtain, register, perfect and enforce such Intellectual Property, which I may solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced practice during the period of my employment with the Company. Without limiting the generality of the foregoing, such assignment shall include, without limitation, all Intellectual Property that:

(i) relates to any services performed by me for the Company, or if not actually performed, services requested by the Company to be so performed, during the period of my employment with the Company, whether alone or with others, whether or not during normal working hours and regardless of whether my own equipment, supplies or facilities or the Company’s equipment, supplies or facilities were used to create the Intellectual Property;

(ii) pertains to any present or reasonably anticipated line of business activity of the Company; or

(iii) was or is aided by the use of time, equipment, supplies, facilities, information or proprietary rights of the Company.

(b) I acknowledge and agree that any Intellectual Property that is a work of authorship belongs to the Company and is a “work made for hire” within the definition of Section 101 of the United States Copyright Acts of 1976, Title 17, United States Code. To the extent that any such Intellectual Property does not qualify as a “work made for hire,” this Agreement will constitute an irrevocable assignment by me to the Company of the ownership of, and all rights of copyright in, such Intellectual Property. The Company or any of its direct or indirect licensees shall not be obligated to designate me as author of any design, software, firmware, related documentation or any other work of authorship when distributed publicly or otherwise, nor to make any distribution.

(c) I agree to keep and maintain adequate and current written records of all Intellectual Property made by me, whether alone or with others, in the form of notes, sketches, drawings and other notations as may be specified by the Company, which records shall be available to and remain the sole property of the Company at all times.

(d) I agree to perform, during and after the period of my employment with the Company, all acts deemed necessary or desirable by the Company or its designee to permit and assist the Company or its designee, at the Company’s or its designee’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in any patents, copyrights, trademarks, trade secrets and other rights in the Intellectual Property assigned to the Company or its designee in this Section 1, including, without limitation, execution of documents and assistance or cooperation in legal proceedings and disclosure to the Company of all pertinent information and data with respect to the Intellectual Property. If the Company is unable because of my mental or physical capacity or for any other reason to secure my signature to apply for or to pursue any application for United States or foreign patents or copyright registrations covering any Intellectual Property assigned to the Company or its designee under this Section 1, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

2. Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

3. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

4. Legal and Equitable Relief. I agree that a breach of the covenants in Section 1 may cause irreparable harm and result in significant commercial damages to the Company and such harm and damages may be difficult to ascertain. Accordingly, I agree that if I breach such Section or threaten to do so, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of this Agreement and of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief, and I hereby consent to the issuance of such injunction and to the ordering of specific performance. Finally, I agree that, in the event I breach this Agreement and the Company prevails in any action brought against me pursuant to this Section 4, the Company will be entitled to recover from me, in addition to all other relief to which it may be entitled, the costs of such action, including reasonable attorneys’ fees.

5. Notices. Any notices required or permitted by this Agreement shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

If to The Mills Corporation:

The Mills Corporation

1300 Wilson Boulevard, Suite 400

Arlington, Virginia 22209

Attention: General Counsel

If to Employee, to my address set forth in the Company’s books and records.

6. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement is governed by the laws of the Commonwealth of Virginia without regard to the choice or conflict of law provisions thereof. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Virginia for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b) Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to activity or subject, the Company and I agree that a court of competent jurisdiction shall reform that provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. The Company and I agree that we desire the court to reform such provision, and therefore agree that the court will have jurisdiction to do so and that we will abide by what the court determines. If such an interpretation is not possible regarding one or more of the provisions in this Agreement, then such provision shall be deemed severed and the remaining provisions will continue in full force and effect, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Successors and Assigns. This Agreement may not be assigned by me, but may be assigned by the Company to any successor-in-interest thereof, including without limitation, by way of merger, reorganization or sale of all or substantially all of the assets of the Company. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and is for the benefit of the Company, its successors, and its assigns.

(d) Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement. No waiver of any rights under this Agreement will be effective unless in writing signed by both parties and in the case of the Company signed by the Chief Executive Officer, President or Chief Operating Officer of the Company or his/her designee.

(e) Opportunity to Review. I acknowledge and agree that I have carefully reviewed this Agreement, understand it, and have been given an opportunity to consult with counsel regarding this Agreement and my obligations hereunder.

(f) Survival. This Agreement shall survive the termination of my employment with the Company for any reason and the assignment of this Agreement by the Company to any successor-in-interest thereof.

(g) Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding between the Company and me and supersedes all prior agreements or understandings, oral or written, between us relating to the subject matter hereof. No modification of or amendment to this Agreement will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

Date:	Richard J. Nadeau

Witness:

Date:	Name:

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any Proprietary Property (as defined in the Employment Agreement between the Company (as defined below) and me) or other information or property belonging to The Mills Corporation, its subsidiaries, affiliates, successors or assigns (together, the “Company”), including without limitation, any work product developed by me pursuant to or in connection with my employment with the Company or otherwise belonging to the Company.

I further certify that I have complied with all terms of the Employee Inventions Agreement between the Company and me, including the reporting of any inventions conceived or made by me (solely or jointly with others) covered by that agreement.

Date:

(Employee’s Signature)

(Type/Write Employee’s Name)

SCHEDULE 1

SPECIAL BONUS PERFORMANCE CRITERIA

1.	Ensure timely reporting of financial information to Goldman Sachs for loan compliance;

2.	Complete the accounting restatement and adjustment process and issue financial statements to the SEC;

3.	Participate with management in a leadership role to improve procedures and operational and internal controls, as well as communications involving the reporting of financial information to management, the Board and the public;

4.	Support the strategic alternatives process and provide a timely flow of financial information for the process;

5.	Lead the capital expense allocation process supporting the Chief Operating Officer; and

6.	Reorganize the accounting and finance departments.